Exhibit 99.1

Sierra Oncology Reports Second Quarter 2017 Results

-	On track to provide preliminary update from Chk1 inhibitor SRA737 clinical trials in early 2018 -

-	Phase 1 trials amended and enhanced to prospectively enroll patients with genetically-defined tumors hypothesized to be sensitive to Chk1 inhibition via synthetic lethality -

-	$116.7 million cash at June 30, 2017 projected to fund current operating plans through approximately mid-2019 -

Vancouver – Aug 10, 2017. Sierra Oncology, Inc. (NASDAQ: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the second quarter ended June 30, 2017.

“During the quarter, we reported encouraging initial progress from our novel synthetic lethality-oriented Phase 1 Monotherapy trial of SRA737, demonstrating that our Chk1 inhibitor was well-tolerated to date and that patients were now receiving doses of drug above the minimum concentration projected to be therapeutically active,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “Following the clinical success of PARP inhibitors by several companies, enthusiasm has grown within the scientific and medical community for the potential to treat cancers by exploiting the DDR network, and there is increasing attention being placed on the limited number of novel DDR agents like ours that are currently in clinical trials. Our focus for the balance of 2017 is on driving patient enrollment into our two trials with the objective of providing a preliminary update from these studies in early 2018.”

Highlights from the second quarter:

•	Sierra Oncology’s collaborator, The Institute of Cancer Research (ICR), reported preclinical synthetic lethality data for SRA737 at AACR 2017, supporting the use of SRA737 in certain genetically defined tumors and in combination with chemotherapy.

•	Secured patents in the United States and Europe explicitly covering SRA737 and extending its protection out to 2033 in the United States before any patent term extensions.

•	Received regulatory clearance to enhance the two ongoing Phase 1 clinical trials for SRA737 to incorporate the prospective enrollment of patients with genetically-defined tumors (determined using Next-Generation Sequencing) that harbor genomic alterations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality.

•	Presented these innovative clinical trial enhancements in two posters at the ASCO 2017 Annual Meeting.

•	Reported encouraging initial progress from the ongoing Phase 1 SRA737 Monotherapy trial, including:

-	The Dose Escalation Phase of the trial, which employs an accelerated titration design, had rapidly advanced through several 100% dose escalations.

-	SRA737 had been well-tolerated and the maximum tolerated dose (MTD) had not been reached. No Grade 2 or higher SRA737-related Adverse Events had been reported.

-	Pharmacokinetic (PK) parameters for SRA737 had been generally linear across the dose range tested.

-	Several cohorts had surpassed the proposed minimum efficacious plasma concentration for SRA737 based on preclinical modelling. This enabled the commencement of the parallel Cohort Expansion Phase of the trial, which is enrolling prospectively-selected genetically-defined patients into five indication-specific cohort expansions at potentially active dose levels.

•	Transitioned the Phase 1 Chemotherapy Combination trial to Stage 2, which is evaluating SRA737 in combination with low-dose gemcitabine. Once an MTD and dosing schedule have been determined, the study will also evaluate the preliminary efficacy of the combination in an indication-specific cohort of prospectively-selected, genetically-defined subjects.

Second Quarter 2017 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $7.2 million for the three months ended June 30, 2017, compared to $9.1 million for the three months ended June 30, 2016. Research and development expenses were $15.2 million for the six months ended June 30, 2017, compared to $15.8 million for the six months ended June 30, 2016. The decreases were due to a $2.8 million restructuring charge related to close-out expenses for PNT2258 and a $0.9 million upfront license payment for the exclusive license of SRA141 that were incurred in the second quarter of 2016. There was also a decrease in clinical trial costs as compared to the prior period, due to the discontinuation of PNT2258 clinical trials. These decreased costs were partially offset by an increase in third-party manufacturing and research costs related to SRA737 and SRA141. Research and development expenses included non-cash stock-based compensation of $1.0 million and $2.0 million for the three and six months ended June 30, 2017, and of $0.8 million and $1.8 million for the three and six months ended June 30, 2016.

General and administrative expenses were $3.3 million for the three months ended June 30, 2017, compared to $3.8 million for the three months ended June 30, 2016. General and administrative expenses were $6.4 million for the six months ended June 30, 2017, compared to $7.8 million for the six months ended June 30, 2016. The decreases were due to a $0.3 million restructuring charge incurred in the second quarter of 2016 and a decrease in business development expenses. General and administrative expenses included non-cash stock-based compensation of $0.5 million and $1.0 million for the three and six months ended June 30, 2017, and $0.5 million and $0.9 million for the three and six months ended June 30, 2016.

For the three months ended June 30, 2017, Sierra incurred a net loss of $10.3 million compared to a net loss of $12.9 million for the three months ended June 30, 2016. For the six months ended June 30, 2017, Sierra incurred a net loss of $21.4 million compared to a net loss of $23.4 million for the six months ended June 30, 2016.

Cash and cash equivalents totaled $116.7 million as of June 30, 2017, compared to $125.0 million as of March 31, 2017, and $109.0 million as of December 31, 2016. The company raised net proceeds of $27.4 million in February 2017 from an underwritten public offering of common stock. The company believes that its existing cash and cash equivalents will be sufficient to fund current operating plans through approximately mid-2019.

At June 30, 2017, there were 52,268,443 shares of common stock issued and outstanding, and stock options to purchase 7,716,043 shares of common stock issued and outstanding.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of important cell cycle checkpoints and central mediator of the DDR network. SRA737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer:

•	SRA737-01, a Monotherapy dose ranging trial evaluating SRA737 in cancer subjects including prospectively enrolling patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality into five indication-specific cohorts: colorectal, ovarian, non-small cell lung, prostate, and head and neck cancers. In cancer cells, replication stress induced by oncogenes (e.g., MYC or RAS) or genetic mutations in DNA repair machinery (e.g., BRCA1 or FA) combined with loss of function in tumor suppressors (e.g., TP53 or ATM) results in persistent DNA damage and genomic instability leading to an increased dependency on Chk1 for survival. Targeted inhibition by SRA737 may therefore be synthetically lethal to these cancer cells and have utility as a monotherapy in a range of tumor indications.

•	SRA737-02, a Chemotherapy Combination dose ranging trial evaluating SRA737 in combination with low-dose gemcitabine in cancer subjects including an indication-specific cohort of prospectively-selected, genetically-defined subjects. Profound mechanistic potentiation has been reported when Chk1 inhibition is combined with DNA damaging cytotoxic agents or radiation. The widely-used chemotherapy gemcitabine is a strong exogenous inducer of replication stress and preclinical modeling demonstrates robust synergistic anti-tumor activity for SRA737 potentiated by gemcitabine.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s trial designs, timing of updated data, expectations from current data, anticipated clinical development, target indications, potential benefits of Sierra Oncology’s product candidates and the use and adequacy of cash reserves. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,699	$109,007
Prepaid expenses and other current assets	566	1,343

Total current assets	117,265	110,350
Property and equipment, net	256	400
Other assets	312	223

TOTAL ASSETS	$117,833	$110,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$5,002	$5,121
Accounts payable	521	2,604

Total current liabilities	5,523	7,725

TOTAL LIABILITIES	5,523	7,725

STOCKHOLDERS’ EQUITY:
Common stock	52	30
Additional paid-in capital	715,741	685,272
Accumulated deficit	(603,483)	(582,054)

TOTAL STOCKHOLDERS’ EQUITY	112,310	103,248

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,833	$110,973

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$7,194	$9,115	$15,202	$15,751
General and administrative	3,283	3,831	6,429	7,808

Total operating expenses	10,477	12,946	21,631	23,559

Loss from operations	(10,477)	(12,946)	(21,631)	(23,559)
Other income	185	88	281	171

Loss before provision for income taxes	(10,292)	(12,858)	(21,350)	(23,388)
Provision for income tax	37	14	71	22

Net loss	$(10,329)	$(12,872)	$(21,421)	$(23,410)

Net loss per share, basic and diluted	$(0.20)	$(0.43)	$(0.45)	$(0.78)

Weighted-average shares used in computing net loss, basic and diluted	52,268,443	30,191,093	47,459,428	30,130,660

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com